Riviera Holdings Corporation
                     2901 Las Vegas Boulevard South
                           Las Vegas, NV 89109
                   Investor Relations: (800) 362-1460
                           TRADED: AMEX - RIV
                           www.theriviera.com


FOR FURTHER INFORMATION:
AT THE COMPANY:                           INVESTOR RELATIONS CONTACT:
Duane Krohn, Treasurer and CFO            Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice                      (208) 241-3704 Voice
(702) 794-9442 Fax                        (208) 232-5317 Fax
Email: dkrohn@theriviera.com              Email: etruax@aol.com

FOR IMMEDIATE RELEASE:


                 RIVIERA LOSES BID FOR MISSOURI CASINO


         Las Vegas, NV (September 2, 2004) - Riviera Holdings Corporation (AMEX:RIV) announced today that it would write off its $600,000 investment in Riviera Gaming Management of Missouri, Inc., a wholly owned subsidiary. Riviera Gaming Management of Missouri, Inc. was one of six applications vying for a casino in the St. Louis area. Yesterday, the Missouri Gaming Commission announced that it had selected another applicant for priority investigation for licensing for two casinos in the St. Louis area. As a result, Riviera will take a per-tax charge to earnings of approximately ($0.17) per share in the third quarter ending September 30, 2004.


Safe Harbor Statement:

         The forward-looking statements included in this news release, which reflect management's best judgment based on factors currently known to it, involve risks and uncertainties including expansion objectives and timetables, regulatory approvals, third parties' proposals, hotel and casino market conditions, financing requirements and other risks and uncertainties detailed from time to time in Riviera's filings with the Securities and Exchange Commission, including the Report on Form 10-K for December 31, 2003. Actual results may differ materially.

About Riviera Holdings:

         Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera's stock is traded on the American Stock Exchange ("AMEX") under the symbol RIV.

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